Exhibit 10.16
INDEMNIFICATION AGREEMENT
     This Indemnification Agreement (this “Agreement”) is made as of this 13th day of November, 2007 by and between Morgan Capital LLC (“Morgan Capital”) and Coleman Cable, Inc., a Delaware corporation (“Coleman Cable”).
     WHEREAS, David Bistricer, is a member of the Board of Directors of Coleman Cable and owns Morgan Capital, a company engaged in the real estate business (the “Employees”);
     WHEREAS, the Employees formerly purchased health insurance for themselves and their dependents (the “Participants”) from Coleman Cable’s insurance carrier at the same rates paid by Coleman Cable employees at no additional cost to Coleman Cable;
     WHEREAS, on July 1, 2007, Coleman Cable revised its health insurance arrangements so that it would self-insure its employees’ health coverage subject to a policy providing catastrophic health coverage in the event the claim of any employee exceeded $40,000 in any year;
     WHEREAS, the Participants became part of the self insurance arrangement;
     WHEREAS, Morgan Capital became aware of the self-insurance arrangement on November 8, 2007;
     WHEREAS, Morgan Capital is now attempting to obtain separate insurance arrangements for the Participants and expects that these arrangements will be in place by December 31, 2007, if not sooner;
     WHEREAS, in recognition of Coleman Cable’s need for protection against liability related to the participation of the Participants in Coleman Cable’s self insurance arrangement, Morgan Capital has agreed to indemnify Coleman Cable for any liabilities, costs or claims in excess of premiums it pays to Coleman Cable relating to the Participants, as well as for any administrative expenses relating to the participation of the Participants (the “Excess Amounts”); and
     WHEREAS, Coleman Cable expects that the maximum liability to Morgan Capital under the self insurance arrangement shall be $40,000 for each Participants, plus up to $2,000 per month in the aggregate in administrative fees.
     NOW THEREFORE, in consideration of the mutually dependent covenants set forth herein, and for such other consideration, the sufficiency of which is hereby acknowledged, Morgan Capital and Coleman Cable hereby agree as follows:
     1. Indemnification. Morgan Capital agrees to indemnify, defend and hold harmless Coleman Cable, and each of its subsidiaries, affiliates, officers and directors, from and against any Excess Amounts, as well any other expenses or liabilities arising out of any Excess Amounts or relating to the participation of the Participants in Coleman Cable’s self insurance arrangements.
     2. Return of Premiums. At such time as Morgan Capital obtains separate insurance arrangements and all Participants cease to be a part of Coleman Cable’s self insurance arrangement, Coleman Cable shall return to Morgan Capital any amounts by which premiums paid to Coleman Cable exceeded liabilities, costs, claims paid and administrative fees.
     3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.
     4. Successors and Assigns. This Agreement shall be binding upon Morgan Capital and its successors and assigns, and shall inure to the benefit of Coleman Cable and its successors and assigns.
     5. Consent to Jurisdiction. Morgan Capital and Coleman Cable each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.
     6. Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware.
     7. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.
     8. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COLEMAN CABLE, INC.
/s/ Richard N. Burger
Name:	Richard Burger
Title:	Executive Vice President and Chief Financial Officer

MORGAN CAPITAL LLC
/s/ David Bistricer
Name:	David Bistricer
Title: